METROPOLITAN SERIES FUND

AMENDMENT No. 1

TO THE

AMENDED AND RESTATED ADVISORY AGREEMENT

(WMC Balanced Portfolio (formerly, BlackRock Diversified Portfolio))

AMENDMENT dated February 3, 2014 to the Amended and Restated Advisory Agreement dated April 30, 2012 (the “Agreement”), by and between MetLife Advisers, LLC (“MLA”), a Delaware limited liability company, and Metropolitan Series Fund, a Delaware trust, with respect to the WMC Balanced Portfolio (formerly, BlackRock Diversified Portfolio).

WHEREAS, the parties wish to amend certain provisions of the Agreement as set forth herein; and

WHEREAS, Wellington Management Company, LLP replaced BlackRock Advisors, LLC as subadviser to the BlackRock Diversified Portfolio on February 3, 2014.

NOW THEREFORE, in consideration of the mutual promises, representations, and warranties made herein, covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	References in the Agreement to BlackRock Diversified Portfolio are hereby replaced with WMC Balanced Portfolio.

2.	In all other respects, the Agreement is confirmed and remains in full force and effect.

3.	This Amendment shall become effective as of the date first set forth above.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date first set forth above.

METROPOLITAN SERIES FUND On behalf of its WMC Balanced Portfolio (formerly, BlackRock Diversified Portfolio)		METLIFE ADVISERS, LLC

By:	/s/ Jeffrey L. Bernier	By:	/s/ Alan C. Leland, Jr.
	Jeffrey L. Bernier Vice President		Alan C. Leland, Jr. Chief Financial Officer & Treasurer